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                                                                   EXHIBIT 99.1
[WHITEHALL JEWELLERS, INC. LOGO]
                                                                   NEWS RELEASE


                                     For:              Whitehall Jewellers, Inc.
                                     Contact:          John R. Desjardins
                                                       Executive Vice President,
                                                       Chief Financial Officer
FOR IMMEDIATE RELEASE                                  TX: 312/762-9751


                     WHITEHALL ANNOUNCES BOARD MODIFICATIONS

Chicago, Illinois, January 29, 2004 -- Whitehall Jewellers, Inc. (NYSE:JWL) today announced that, as part of the Company's recently announced corporate governance initiatives, Matthew Patinkin and John Desjardins have resigned their positions as directors. Mr. Patinkin and Mr. Desjardins will retain their current positions of Executive Vice President, Operations and Executive Vice President and Interim Chief Financial Officer of the Company, respectively. Whitehall's Board will now consist of five members, four of whom are independent directors.

Hugh M. Patinkin, Chairman and Chief Executive Officer, said, "On behalf of the Board of Directors, I want to thank Matthew and John for their service as directors and look forward to their continued contributions as senior executives of Whitehall Jewellers. As a result of today's actions, we now have a Board that is composed of a higher proportion of independent directors and remain committed to further bolstering the Company's corporate governance, as we work to enhance shareholder value."

In connection with these Board modifications, Norman Patinkin, currently a Class I director, will become a Class III director, with his term to expire at the Company's 2005 Annual Meeting, one year earlier than it otherwise would have.

Whitehall Jewellers, Inc. is a leading national specialty retailer of fine jewelry, currently operating 381 stores in 38 states. The Company operates stores in regional and superregional shopping malls under the names Whitehall Co. Jewellers, Lundstrom Jewelers and Marks Bros. Jewelers.



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